Exhibit 10.4

ASSIGNMENT AGREEMENT

For good and valuable consideration including without limitation the sum of $3,000 USD, Legacy Ventures International Inc. (“Legacy”) hereby assigns to Rocoto Capital Management Ltd. all right, title and interest in all indebtedness of R M Fresh Brands Inc. (“RM”) owing to Legacy Ventures International Inc. Legacy hereby represents, warrants and covenants that the amount owing to Legacy by RM is $166,961.70 as of the date of this agreement and such debt has not been assigned, conveyed or released in any manner.

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Dated as of this 30th day of August, 2016.

LEGACY VENTURES INTERNATIONAL INC.

Per:	/s/ Evan Clifford
Name:	Evan Clifford
Title:	CEO